Exhibit 99.1
Kevin DeNuccio Joins Calix Board of Directors
Former leader at Metaswitch and Ericsson/Redback brings extensive global experience to Board
PETALUMA, CA - October 1, 2012 - Calix, Inc. (NYSE: CALX) today announced the addition of telecommunications industry veteran Kevin DeNuccio to the company's Board of Directors. A seasoned executive who has held leadership positions at global companies such as Metaswitch Networks, Redback Networks (now Ericsson), Cisco Systems, and Bell Atlantic (now Verizon), DeNuccio brings over 25 years of experience to the Board.
“Calix has systematically developed a leadership position in broadband access in North America over the course of the last decade through innovation, vision, and execution,” said DeNuccio. “Now the company stands poised for expansion into new markets and opportunities, and I am looking forward to being part of the team that will help the company excel through its next phase of growth.”
Since February 2010, DeNuccio served as CEO of Metaswitch Networks, leading the company's west coast expansion, two acquisitions, and growth in the global telecom market. In June of 2012, DeNuccio transitioned to a director position on the Metaswitch board. Prior to 2010, DeNuccio served as CEO of Redback Networks. In over seven years with Redback, DeNuccio helped the company become the fastest growing vendor in its market segment, leading to its $2.1 billion acquisition by Ericsson in 2007.
From 1995 to 2001, DeNuccio held a number of executive positions at Cisco Systems, including senior vice president of worldwide service provider operations. While at Cisco, DeNuccio led the transformation of the company's service provider division from a 500-person organization into a 4000-employee operation generating $4 billion. In addition to Calix and Metaswitch, DeNuccio also currently serves on the boards of SanDisk and Northeastern University.
“With content moving rapidly to the cloud and the proliferation of broadband-enabled devices, the opportunities and stresses on the access network have never been greater,” said Carl Russo, Calix president and CEO. “Transformation for success in this emerging world is essential, both for Calix and our customers. Kevin's extensive knowledge and experience in leadership roles at communications technology companies and service providers worldwide is a tremendous asset for Calix as we and our customers continue to adapt, transform, and grow.”
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enables communications service providers worldwide to transform their copper- and fiber-based networks and become the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com.
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company's business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its reports filed with the SEC, including the Company's 2011 Annual Report on Form 10-K and its report on Form 10-Q for the fiscal quarter ended June 30, 2012, available at http://www.sec.gov.
Press Inquiries:
Neila Matheny
707-766-3512
Neila.matheny@calix.com

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